Exhibit 21.1

Subsidiaries of Registrant

Subsidiary	State of Incorporation/Organization	Country

Owens & Minor Medical, Inc.	Virginia	USA

O&M Funding Corp.	Virginia	USA

Owens & Minor Distribution, Inc.	Virginia	USA

OM Solutions International, Inc.	Virginia	USA

O&M Canada, Inc.	Virginia	USA

Owens & Minor Healthcare Supply, Inc.	Virginia	USA

Access Diabetic Supply, LLC	Florida	USA

Access Respiratory Supply, Inc.	Florida	USA

Medical Supply Group, Inc.	Virginia	USA

Key Diabetes Supply Co.	Michigan	USA

OMI International, Ltd.	N/A	British Virgin Islands